UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☑                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive Proxy Statement.

☑	Definitive Additional Materials.

☐	Soliciting Material Pursuant to §240.14a-12.

RENAISSANCE LEARNING, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

Title of each class of securities to which transaction applies:

Aggregate number of securities to which transaction applies:

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

Proposed maximum aggregate value of transaction:

Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 240.0-11 and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:

Form, Schedule or Registration Statement No.:

Filing Party:

Date Filed:

RENAISSANCE LEARNING, INC.

2911 PEACH STREET

PO BOX 8036

WISCONSIN RAPIDS WI 54495-80367

(715) 424-3636

SPECIAL MEETING OF SHAREHOLDERS

SUPPLEMENT DATED SEPTEMBER 30, 2011

TO

PROXY STATEMENT DATED SEPTEMBER 10, 2011

GENERAL INFORMATION

This supplement is being mailed to the shareholders of Renaissance Learning, Inc. (“Renaissance”) who are eligible to vote at the special meeting of Renaissance shareholders being held for the purposes set forth in the notice of special meeting of shareholders and accompanying proxy statement dated September 10, 2011 (the “proxy statement”). All holders of record of Renaissance common stock at the close of business on September 8, 2011 (the “record date”) are entitled to vote at the special meeting and any adjournments or postponements thereof. Renaissance intends to mail this supplement and the accompanying proxy card on or about October 3, 2011 to all shareholders entitled to vote at the special meeting.

On August 15, 2011, Renaissance entered into an Agreement and Plan of Merger (the “original merger agreement”) with Raphael Holding Company, a Delaware corporation (“Parent”), and Raphael Acquisition Corp., a Wisconsin corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into Renaissance, upon the terms and conditions of the original merger agreement, with Renaissance surviving as an indirect wholly owned subsidiary of Parent. Parent and Merger Sub were formed at the direction of investment funds advised by Permira Advisers LLC. The original merger agreement provided that each share of Renaissance common stock outstanding as of the time the merger became effective (other than shares owned by Parent or Merger Sub or any other subsidiary of Parent) would be converted into the right to receive $14.85 in cash, without interest. On September 27, 2011, Renaissance, Parent and Merger Sub entered into an amendment to the original merger agreement which provides that if the merger is completed, (1) each share of Renaissance common stock issued and outstanding immediately prior to the effective time of the merger, other than shares owned by the Paul Shareholders (as such term is defined in the proxy statement) and shares owned by Parent, Merger Sub or any other subsidiary of Parent, will be converted into the right to receive $16.60 in cash, without interest and (2) each share of Renaissance common stock owned by the Paul Shareholders will be converted into the right to receive $15.00 in cash, without interest. We refer in this supplement to the original merger agreement as amended as the merger agreement.

We urge you to read this supplement carefully, together with the proxy statement. The information contained in this supplement replaces and supersedes any inconsistent information set forth in the proxy statement.

Purposes of the Special Meeting

As discussed in more detail in the proxy statement, the special meeting has been called for the following purposes:

1.	To vote on a proposal to adopt and approve the Agreement and Plan of Merger, dated as of August 15, 2011, as amended by Amendment No. 1 to the Agreement and Plan of Merger (the “merger agreement”), by and among Renaissance, Raphael Holding Company, a Delaware corporation (“Parent”), and Raphael Acquisition Corp., a Wisconsin corporation and indirect wholly owned subsidiary of Parent (“Merger Sub”);

2.	To cast a non-binding advisory vote to approve “golden parachute” compensation that certain executive officers of Renaissance will or may receive in connection with the merger under their existing agreements with Renaissance; and

3.	To vote on any procedural matters incident to the conduct of the special meeting, such as adjournment of the special meeting.

The special meeting is to be held at Hotel Boulderado, 2115 Thirteenth Street, Boulder, Colorado on Monday, October 17, 2011 at 10:00 a.m., Mountain Time.

Proxies and Revocation of Proxies

Only shareholders who held shares of Renaissance common stock as of close of business on the record date will be entitled to vote at the special meeting. Each share of Renaissance common stock outstanding on the record date will be entitled to one vote on each matter submitted to shareholders for approval at the special meeting. As of the record date, there were 29,227,221 shares of Renaissance common stock outstanding.

A proxy card for use at the special meeting accompanies this supplement. As discussed in the proxy statement under the heading “The Special Meeting—Voting by Proxy; Revocation of Proxies” and in the voting instructions on the accompanying proxy card, shareholders of record of Renaissance common stock should complete, date and sign the enclosed proxy card and mail the proxy card in the enclosed postage pre-paid return envelope, as soon as possible so that those shares of Renaissance common stock may be voted at the special meeting, even if such holder plans to attend the special meeting in person. Submitting a proxy now will not limit a shareholder’s right to vote at the special meeting if such shareholder decides to attend the special meeting in person.

Any shareholder who has previously delivered a proxy for use at the special meeting and who does not wish to revoke that proxy or change his or her vote does not need to complete the accompanying proxy card or take any other action.

Proxies received at any time before the special meeting and not revoked or superseded before being voted will be voted at the special meeting. If the proxy indicates specific voting instructions, it will be voted in accordance with the voting instructions. If no voting instructions are indicated, the proxy will be voted “FOR” the proposal to adopt and approve the merger agreement and “FOR” the proposal to approve, on a non-binding advisory basis, the “golden parachute” compensation that certain executive officers of Renaissance will or may receive in connection with the merger under their existing agreements with Renaissance.

Shareholders who have already submitted a proxy to vote on the special meeting proposals and who wish to change their vote on either proposal may do so by sending a written notice to the Secretary of Renaissance; by completing and delivering a later-dated proxy card by mail to the Secretary of Renaissance; or by attending the special meeting and voting in person. Attendance at the special meeting alone will not revoke a shareholder’s proxy. The shareholder must also vote at the special meeting in order to revoke his or her previously submitted proxy. If a shareholder’s shares are held in “street name,” such shareholder must contact such shareholder’s broker or other nominee and follow the directions provided to such shareholder in order to change such shareholder’s vote.

Shareholders should send any notice of revocation or any completed new, later-dated proxy card, as the case may be, to the Secretary of Renaissance at the following address: 2911 Peach Street, P.O. Box 8036, Wisconsin Rapids, Wisconsin 54495-8036, Attn: Corporate Secretary.

2

UPDATE TO THE SUMMARY TERM SHEET

SUMMARY TERM SHEET

The following sections under the heading “Summary Term Sheet” in the proxy statement are hereby supplemented and superseded in their entirety to read as set forth below. Page references are to pages in the proxy statement.

•	The Proposed Transaction (Page 44)

The proposed transaction is the acquisition of Renaissance by Parent pursuant to the Agreement and Plan of Merger, dated as of August 15, 2011 (the “original merger agreement”), as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of September 27, 2011 (the “merger agreement”), by and among Renaissance, Parent and Merger Sub. Upon the terms and subject to the conditions set forth in the merger agreement, the acquisition will be effected by the merger of Merger Sub, an indirect wholly owned subsidiary of Parent, with and into Renaissance, with Renaissance being the surviving corporation and becoming an indirect wholly owned subsidiary of Parent. The parties currently expect to complete the merger in the fourth quarter of 2011, subject to satisfaction of the conditions described under “Terms of the Merger Agreement—Conditions of Merger” beginning on page 58.

•	If the Merger is Completed, Renaissance’s Shareholders, Other Than the Paul Shareholders, Will Receive $16.60 in Cash For Each Share of Renaissance Common Stock They Own; the Paul Shareholders Will Receive $15.00 in Cash For Each Share of Renaissance Common Stock They Own (Page 45)

If the merger is completed, each share of Renaissance common stock issued and outstanding immediately prior to the effective time, other than shares owned by the Paul Shareholders, Renaissance (or held in its treasury), and shares owned by Parent, Merger Sub or any other subsidiary of Parent, will cease to be outstanding and will be converted into the right to receive $16.60 in cash. If the merger is completed, each share of Renaissance common stock owned by the Paul Shareholders will be converted into the right to receive $15.00 in cash. We refer to the $16.60 per share and $15.00 per share amounts in the proxy statement and this supplement as the “merger consideration”. Shares that are not so converted in the merger will be cancelled and retired and will cease to exist and no consideration will be delivered in exchange for them. The total merger consideration that is expected to be paid to holders of Renaissance common stock in the merger is approximately $455.0 million.

•	How Outstanding Stock Options, Restricted Stock Awards and the Employee Stock Purchase Plan Will Be Treated (Page 45)

Options to acquire shares of Renaissance common stock outstanding immediately prior to the effective time of the merger, whether or not then exercisable, will become exercisable at the effective time of the merger and will be converted at the effective time of the merger into the right to receive, upon exercise, an amount in cash (without interest) equal to the excess (if any) of $16.60 per share over the exercise price per share of the option multiplied by the number of shares subject to the option being exercised less any applicable withholding taxes. All options to acquire shares of Renaissance common stock outstanding immediately prior to the effective time of the merger, for which the exercise price is more than $16.60 per share, will be cancelled as of the effective time of the merger for no consideration.

Shares of restricted stock granted under Renaissance stock incentive plans that are outstanding immediately prior to the effective time of the merger, whether or not then vested, will vest at the effective time of the merger and will be converted at the effective time of the merger into the right to receive an amount in cash equal to $16.60 per share, less any applicable withholding taxes.

Restricted stock units granted under Renaissance stock incentive plans that are outstanding immediately prior to the effective time of the merger, whether or not then vested, will vest immediately prior to the effective time of the merger and will be converted at the effective time of the merger into the right to (a) receive an amount in cash equal to $16.60 per share, less any applicable withholding taxes or (b) receive one share in exchange for each restricted stock unit and immediately thereafter receive a cash payment equal to $16.60, less any applicable withholding taxes, for each share received.

Prior to the effective time of the merger, (i) Renaissance, the board of directors and the applicable committee administering Renaissance’s Amended and Restated Employee Stock Purchase Plan, as applicable, shall determine the date on which the then-current offering period, if any, shall terminate; and (ii) accumulated payroll deductions on such date shall be used to purchase the applicable number of shares. The Amended and Restated Employee Stock Purchase Plan shall terminate immediately following the effective time of the merger.

•	Recommendation of the Board of Directors (Page 23)

The Renaissance board of directors has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable to, fair to and in the best interests of the holders of Renaissance common stock and has adopted and approved the merger agreement and the transactions contemplated thereby, including the merger. The Renaissance board of directors unanimously recommends that you vote “FOR” the proposal to adopt and approve the merger agreement and “FOR” the proposal to approve, on a non-binding advisory basis, the “golden parachute” compensation that will or may be received by certain executive officers of Renaissance in connection with the merger under their existing agreements with Renaissance. The board of directors reached its determination based on various factors, as more fully described in the proxy statement and this supplement.

•	Opinion of Renaissance’s Financial Advisor (Page 25)

Goldman Sachs delivered its opinion to the Renaissance board of directors that, as of September 27, 2011 and based upon and subject to the factors and assumptions set forth therein, the $16.60 per share of Renaissance common stock in cash to be paid to the holders (other than Parent, its affiliates and the Paul Shareholders) of outstanding shares of Renaissance’s common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Goldman Sachs, dated September 27, 2011, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this supplement as Appendix B. Goldman Sachs provided its opinion for the information and assistance of Renaissance’s board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Renaissance’s common stock should vote with respect to the merger or any other matter. Pursuant to an engagement letter between Renaissance and Goldman Sachs, Renaissance has agreed to pay Goldman Sachs a transaction fee of approximately $8.9 million, all of which is payable upon consummation of the merger.

•	Financing of the Merger; Equity Financing; Debt Financing (Page 33)

Parent has obtained an equity financing commitment letter from the Funding Parties and Merger Sub has obtained a debt commitment letter from Royal Bank of Canada (“RBC”) in connection with the transactions contemplated by the merger agreement in an aggregate amount of approximately $485.8 million. These funds, in addition to Renaissance’s and the surviving corporation’s cash, as the case may be, are expected to be sufficient to pay merger consideration in the amount of approximately $455.0 million to our shareholders. The funding of these equity and debt financings is subject to the satisfaction of the conditions set forth in the financing letters pursuant to which the financing will be provided.

Equity Financing. Parent has received an equity commitment letter from the Funding Parties to purchase common equity securities of Parent for an aggregate purchase price up to $215.8 million (the “equity financing”). In the event that Parent does not require all of the equity for which the Funding Parties made a commitment, the equity financing will be reduced accordingly.

Debt Financing. Merger Sub has received a debt commitment letter for debt financing in an aggregate principal amount of up to $270.0 million from RBC, consisting of a $175.0 million senior first lien term loan facility, a $20.0 million senior first lien revolving credit facility and a $75.0 million second lien term loan facility (the “debt financing” and together with equity financing, the “financing”).

Financing Cooperation. Upon the reasonable request of Parent, Renaissance has agreed to, and has agreed to cause its subsidiaries to, use its reasonable best efforts to cooperate with Parent in connection with obtaining the financing, or any permitted replacement, amended, modified or alternative financing (collectively with the financing, the “available financing”) as more fully described in “The Merger—Financing of the Merger; Equity Financing; Debt Financing” below. Parent has agreed to (i) reimburse Renaissance for all reasonable and out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Renaissance and its subsidiaries in connection with such cooperation, and (ii) indemnify and hold harmless Renaissance and its subsidiaries, and their respective affiliates and representatives against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the available financing except to the extent such losses, damages, claims, costs or expenses arise from such parties’ gross negligence, bad faith or willful misconduct.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following section under the heading “Questions and Answers About the Special Meeting and the Merger” in the proxy statement is hereby supplemented to read as follows:

Q:	Why am I receiving this supplement and a proxy card?

A:	You are receiving this supplement and proxy card because you owned shares of Renaissance common stock on the record date. We are sending you these materials because on September 27, 2011, the original merger agreement was amended. This supplement provides information with respect to the amendment and updates the proxy statement previously mailed to you.

Q:	What will I receive if the merger is completed?

A:	All shareholders (other than the Paul Shareholders) will have the right to receive $16.60 in cash without interest and less any required withholding taxes, for each share of Renaissance common stock owned by them immediately prior to the effective time of the merger. The Paul Shareholders will have the right to receive $15.00 in cash without interest and less any required withholding taxes, for each share of Renaissance common stock owned by them immediately prior to the effective time of the merger. We refer to the $16.60 per share and $15.00 per share amounts as the “merger consideration.”

Q:	How does the board of directors recommend that I vote?

A:	After careful consideration, our board of directors unanimously recommends that our shareholders vote “FOR” the proposal to adopt and approve the merger agreement and “FOR” the proposal to approve the “golden parachute” compensation that certain executive officers of Renaissance will or may receive in connection with the merger under their existing agreements with Renaissance.

Q:	What if I already voted using the proxy card you sent me earlier?

A:	First, carefully read this supplement, including the appendices, and the proxy statement. If you have already delivered a properly executed proxy, you will be considered to have voted on the merger agreement, and you do not need to do anything unless you wish to change your vote. If you are a registered holder and you have not already delivered a properly executed proxy, or wish to change your vote, please complete, sign and date the enclosed white proxy card and return it in the accompanying postage paid return envelope to ensure that your shares will be represented at the special meeting. If your shares are held in “street name” by your broker, and you have not already delivered a properly executed proxy, or wish to change your vote, please refer to your voting card or other information forwarded by your broker, bank or other holder of record to determine whether you may vote by telephone or on the Internet and follow the instructions on the card or other information provided by the record holder.

THE MERGER

Background of the Merger

The proxy statement describes the background of the merger up to and including September 10, 2011. The following information supplements the disclosure included under the heading “—Background of the Merger” in the proxy statement:

The due diligence conducted by Plato Learning continued through the early afternoon of September 21, 2011.

Late in the afternoon of September 21, 2011, Plato Learning submitted a definitive proposal to acquire Renaissance at a price per share of $15.50 in cash. The Plato Learning proposal included mark-ups of the Permira merger agreement and the shareholders agreement between Permira and the Paul Shareholders. The proposal also included equity commitment letters from Thoma Bravo IX, L.P., HarbourVest Partners 2007 Direct Fund L.P. and HarborVest Partners VIII-Buyout Fund L.P., whom we refer to collectively as the “Plato Funding Parties,” limited guaranties, pursuant to which the Plato Funding Parties agreed under certain circumstances to fund a pro rata portion of the payment to Renaissance of the reverse break-up fee and Renaissance’s transaction-related expenses, and debt commitment letters from Credit Suisse AG and Credit Suisse Securities (USA) LLC, which we refer to collectively as the “Credit Suisse debt commitment letters.” Plato Learning stated that it had completed its due diligence and that its proposal was contingent upon the termination of the Permira merger agreement in accordance with its terms. As required by the merger agreement, Godfrey provided a copy of the Plato Learning proposal to Parent and Skadden.

In the evening of September 21, 2011, Goldman Sachs informed Permira that our board of directors would be considering the Plato Learning proposal on September 23, 2011. Goldman Sachs informed Permira that it should communicate to Goldman Sachs no later than the evening of September 22, 2011 any response to the Plato Learning proposal that Permira wished our board of directors to take into account at that meeting.

On September 22, 2011, Renaissance publicly announced the receipt of the Plato Learning proposal.

In the morning of September 23, 2011, our board of directors held a special meeting by teleconference. Senior members of our management and representatives of Goldman Sachs, Godfrey, Sidley and Mayer Brown also participated. At this meeting, Goldman Sachs and Godfrey reviewed the Plato Learning proposal and Goldman Sachs updated our board of directors on the discussions that had taken place with Plato Learning and Permira since the last board meeting, noting that Permira had not taken any action in response to the Plato Learning proposal. Our management then reported on Renaissance’s recent operating results. Management noted that, based on recent results, Renaissance was projected to exceed the third quarter 2011 order projections included in the five-year financial model and that the fourth quarter results were expected to be positive. Sidley then noted that it had been contacted by an attorney who indicated an intent to file a complaint against Renaissance and its directors relating to the Permira merger agreement.

Sidley and Godfrey then discussed the fiduciary principles relevant to the decisions to be made by our board of directors in connection with its consideration of the Plato Learning proposal. Godfrey then reviewed Renaissance’s obligations under the Permira merger agreement pertinent to the Plato Learning proposal. Godfrey and Sidley then gave a briefing on the non-price factors relevant to the determination to be made by our board of directors as to whether the Plato Learning proposal constituted a superior proposal under the terms of the Permira merger agreement. These factors included, among other things, the anti-trust analysis of a combination of Plato Learning and Renaissance, the expected closing of the Permira transaction in mid-October, the expectation that the proposed Plato Learning transaction would be closed significantly later and Renaissance’s additional exposure to market volatility during this time period, the ability of Plato Learning to complete the debt financing for the proposed transaction in light of recent volatility in the debt markets, the reaction of certain of our employees and customers to the announcement of a Plato Learning transaction and the potential impact of such reaction on Renaissance between signing and closing and following the closing of a Plato Learning transaction, the potential consequences of terminating the Permira transaction and entering into but not consummating a Plato Learning transaction, particularly in light of the fact that the Plato Learning proposal did not contemplate reimbursement of Renaissance for the break-up fee paid to Permira under those circumstances, and other risks of non-consummation in light of the proposed end date of the Plato Learning merger agreement of 90 days after signing after which either party could terminate the agreement without the obligation to pay the other party a break-up fee or expenses.

Goldman Sachs then provided preliminary financial information and analyses in respect of the Plato Learning proposal. Goldman Sachs also provided an overview of the financial terms of the debt commitment obtained by Plato Learning, including a comparison to the financial terms of the debt commitment obtained by Permira and an analysis of the leverage characteristics of a combined Renaissance and Plato Learning. Our management then presented a summary of the potential impacts of a proposed transaction between Plato Learning and Renaissance, based in part on information that had been received by Renaissance in the course of its due diligence investigation of Plato Learning following our board of directors’ determination on August 23 with respect to Plato Learning’s initial unsolicited non-binding proposal. Our management concluded that, while there were both positive and negative factors, on balance the proposed transaction with Plato Learning would not be as advantageous to the business of Renaissance on an ongoing basis as a transaction with Permira. Godfrey then reviewed the transaction documents that were included in Plato Learning’s proposal. It was noted that, while there were several issues to address in the Plato Learning proposal, the two most significant issues that Plato Learning could address were the proposed merger agreement end date and the lack of any obligation of Plato Learning to reimburse Renaissance for the break-up fee that would be paid to Permira upon termination of the Permira merger agreement.

At the request of the Board, the Pauls then gave their preliminary view as Renaissance’s majority shareholders of the Plato Learning proposal. They noted their concerns with terminating a transaction with a high likelihood of closing, which would require the payment of a $13 million break-up fee and up to $1.75 million in expenses, in favor of a transaction with a higher risk of non-consummation to obtain an approximately 4% premium over the $14.85 per share in cash to be paid by Permira. They also noted their concerns, based in part upon information that had been received following our board of directors’ August 23 determination, about the future success of a leveraged, combined Renaissance and Plato Learning. In addition, they noted their concerns about the end date and break-up fee issues.

Our board of directors then discussed their views as to a potential response to Plato Learning on the significant contract terms. After that discussion, our board of directors directed Goldman Sachs and Renaissance’s legal advisors to convey to Thoma Bravo and its counsel, Kirkland & Ellis LLP, which we refer to as Kirkland, that (1) the end date under the proposed Plato Learning merger agreement would need to be measured in the same manner as the end date under the original merger agreement with Permira, permitting its extension in the event the marketing period for the debt financing for the transaction has commenced but has not been completed before the end date, (2) Plato Learning would be required to reimburse Renaissance for the entire break-up fee and reimbursable expenses paid to Permira upon termination of the merger agreement in the event the proposed Plato Learning merger agreement is terminated, except in cases where the termination is due to a breach by Renaissance, (3) Plato Learning would be required to pay Renaissance a reverse break-up fee in the event the necessary antitrust approvals were not received, and (4) other less significant issues on the shareholders agreement, the limited guaranties and the debt commitment letters would need to be resolved. Our board of directors agreed to meet again on the afternoon of September 26, 2011 to consider Plato Learning’s response to these issues and to further discuss and evaluate the Plato Learning proposal. Our board of directors also directed Goldman Sachs to contact Permira and ask if it planned to provide a response to the Plato Learning proposal that it wished the board of directors to consider in advance of our board of directors making any determination with respect to the Plato Learning proposal.

On September 23, 2011, a complaint was filed by Data Key Partners in Wood County, Wisconsin Circuit Court against Renaissance, each member of our board of directors, Permira, Parent and Merger Sub. The complaint alleges the directors breached their fiduciary duties to Renaissance’s shareholders by causing Renaissance to enter into the original merger agreement and failing to disclose material information in the proxy statement.

In the evening of September 23, 2011 and the morning of September 25, 2011, Renaissance’s financial and legal advisors and the Pauls’ legal advisors communicated to Plato Learning, Thoma Bravo and Kirkland our board of directors’ and the Pauls’ response to Plato Learning’s proposal.

From the morning of September 24, 2011 to the afternoon of September 25, 2011, our financial and legal advisors and the Pauls’ legal advisors, on the one hand, and Thoma Bravo and Kirkland, on the other hand, participated in teleconferences and negotiated the terms of the Plato Learning proposal. As a result of these negotiations, Thoma Bravo agreed (1) to extend the end date to 120 days after its deadline for accepting the Credit Suisse debt commitment letters, which was September 26, 2011, (2) to revise certain provisions relating to the marketing of their debt financing to remove the requirement for updated financial information, which would potentially shorten the time required to close the transaction, (3) to reimburse Renaissance for one-half of the Permira break-up fee, but not the reimbursable expenses, paid to Permira in connection with the termination of the merger agreement in the event the proposed Plato Learning merger agreement were to be terminated and Renaissance were to be entitled to a reverse break-up fee, and (4) to provide that Plato Learning would take all actions necessary to obtain all anti-trust approvals required to close the transaction. The parties also agreed to resolution of the less significant issues on the Plato Learning proposal.

In the morning of September 25, 2011, Goldman Sachs discussed with Permira the possibility of responding to the Plato Learning proposal in advance of the meeting of our board of directors scheduled for September 26, 2011. Later that afternoon, Permira contacted Goldman Sachs regarding the possibility of responding to the Plato Learning proposal with a proposal to amend the merger agreement to increase the merger consideration. Permira indicated that it would contact Mr. Paul to make that proposal.

In the evening of September 25, 2011, Permira contacted Mr. Paul to determine whether he and Ms. Paul would consider a proposal whereby the merger consideration would be increased to $15.50 per share in cash, but in the event Plato Learning or another party were to make a takeover proposal providing for merger consideration in excess of this amount and up to $16.60 per share, the Paul Shareholders would effectively subsidize the Permira response by accepting less consideration per share, but no less than $15.00 per share in cash, thus enabling Permira to offer the non-Paul Shareholders more consideration per share. In each case, the aggregate merger consideration would be approximately $455 million, which would be financially equivalent to the acquisition of all of the outstanding shares of Renaissance common stock for $15.50 per share in cash.

Later that evening, the Pauls, Goldman Sachs, Godfrey, Sidley and Mayer Brown had multiple conversations regarding Permira’s proposal. Goldman Sachs, Godfrey and Sidley expressed concern that the proposal outlined by Permira had the potential to preclude offers in excess of $15.50 in cash by parties other than Permira. To avoid this potential result, the Pauls indicated that they would be willing to support a proposal whereby the Paul Shareholders would receive $15.00 per share in cash and the non-Paul Shareholders would receive $16.60 per share in cash and the Paul Shareholders would be indemnified for any losses resulting from such Paul Shareholders’ decision to decline any subsequent offer resulting in such Paul Shareholders receiving a lesser amount than the non-Paul Shareholders.

Following these conversations, Goldman Sachs informed Permira of the Pauls’ willingness to support an amendment to the merger agreement and the shareholders agreement on these terms.

During the morning and afternoon of September 26, 2011, our financial and legal advisors and the Pauls’ legal advisors, on the one hand, and Permira and Skadden, on the other hand, participated in teleconferences and negotiated the terms of the amendments to the merger agreement and the shareholders agreement to effect this proposal.

In the afternoon of September 26, 2011, our board of directors held a special meeting by teleconference. Senior members of our management and representatives of Goldman Sachs, Godfrey, Sidley and Mayer Brown also participated. Goldman Sachs gave an update on the conversations with Permira and Plato Learning since the meeting of our board of directors on September 23, 2011. There was an extended discussion by our board of directors regarding the proposed amendments to the merger agreement and the shareholders agreement. Following this discussion, the independent directors met in executive session with Sidley to further discuss the proposed amendments. The meeting was then adjourned to allow the legal and financial advisors to complete the negotiation of the amendments with Permira and Skadden. In the course of that negotiation, Skadden made clear that Permira would not be willing to provide a direct indemnity to the Paul Shareholders but was willing, if the closing occurred, to have Parent cause Renaissance to provide indemnification to the Paul Shareholders, in addition to any indemnification to which they may be entitled under already existing director and officer indemnification agreements and arrangements.

The meeting of our board of directors was reconvened later that evening. Godfrey then summarized the terms of the amendments to the merger agreement and the equity commitment letter and Mayer Brown summarized the terms of the amendment to the shareholders agreement. Goldman Sachs then presented a financial analysis of the financial terms of the proposed amendment to the merger agreement. Goldman Sachs then delivered its oral opinion to our board of directors (which was subsequently confirmed by delivery of a written opinion dated September 27, 2011) that, as of September 27, 2011 and based upon and subject to the matters set forth in its opinion, the $16.60 per share of Renaissance common stock in cash to be paid to the holders (other than Parent, its affiliates and the Paul Shareholders) of outstanding shares of Renaissance common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The Pauls then indicated that, as Renaissance’s majority shareholders, they were supportive of approving the amendments to the merger agreement and the shareholders agreement. Our management similarly indicated that they were supportive of approving the transaction.

Our board of directors then unanimously resolved that (1) the amendment to the merger agreement, substantially in the form presented to our board of directors, and the transactions contemplated thereby, were approved and adopted, (2) the merger agreement, as amended by the amendment to the merger agreement, and the transactions contemplated thereby, including the merger, were advisable to, fair to and in the best interests of Renaissance and its shareholders, (3) the merger consideration was fair to the holders of shares of Renaissance’s common stock (other than Parent and Merger Sub), (4), subject to the terms and conditions of the merger agreement, as amended by the amendment to the merger agreement, our board recommended that shareholders of Renaissance vote in favor of the approval and adoption of the merger agreement, as amended by the amendment to the merger agreement, and the transactions contemplated thereby, including the merger, and (5) the amendment to the shareholders agreement, substantially in the form presented to our board of directors, and the transactions contemplated by the shareholders agreement as amended by the amendment to the shareholders agreement, were approved and adopted.

Early in the morning of September 27, 2011, Parent, Merger Sub and Renaissance executed the amendment to the merger agreement, Parent, Merger Sub, Renaissance and the Paul Shareholders executed the amendment to the shareholders agreement and the Funding Parties and Parent executed the amendment to the equity commitment letter.

Later that morning, Renaissance issued a press release announcing that it had entered into an amendment to the merger agreement and that the Paul Shareholders had entered into an amendment to the shareholders agreement.

In the afternoon of September 27, 2011, Renaissance received an unsolicited, revised definitive acquisition proposal from Plato Learning. Under the revised definitive proposal, Plato Learning proposed to acquire all of the outstanding shares of Renaissance held by the Paul Shareholders for $15.10 per share in cash, and to acquire all other outstanding shares of Renaissance common stock for $18.00 per share in cash, for an aggregate purchase price of approximately $471 million, which is financially equivalent to the acquisition of all of the outstanding shares of Renaissance common stock for $16.01 per share in cash. Under the revised definitive proposal, the proposed acquisition would be financed with $144.0 million in equity pursuant to signed commitment letters and guaranties from the Plato Learning Funding Parties, as well as $410.0 million in debt pursuant to the Credit Suisse debt commitment letters. The revised definitive proposal also provided that Plato Learning would be required to reimburse Renaissance for the entire break-up fee (but not the reimbursable expenses) paid to Permira upon termination of the merger agreement in the event the proposed Plato Learning merger agreement is terminated, under circumstances in which a reverse break-up fee would be payable, but would not be required to provide such reimbursement under other circumstances, including if the Plato Learning merger agreement is terminated due to regulatory or other delays or in cases where the termination is due to a breach by Renaissance. Plato Learning also indicated that its revised definitive proposal was not subject to a financing condition or further due diligence. As required by the merger agreement, Godfrey provided a copy of the Plato Learning proposal to Parent and Skadden.

Later that afternoon, Goldman Sachs informed Permira that our board of directors would be meeting later that evening to consider the revised Plato Learning proposal. Goldman Sachs informed Permira that it should communicate to Goldman Sachs as soon as possible any response to the revised Plato Learning proposal that Permira wished our board of directors to take into account at that meeting.

Late in the evening of September 27, 2011, our board of directors held a special meeting by teleconference. Senior members of our management and representatives of Goldman Sachs, Godfrey, Sidley and Mayer Brown also participated. At this meeting, Goldman Sachs and Godfrey reviewed the revised Plato Learning proposal and Goldman Sachs updated our board of directors on the discussions that had taken place with Permira since the last board meeting, noting that Permira had not taken any action in response to the revised Plato Learning proposal. Sidley and Godfrey then discussed the fiduciary principles relevant to the decisions to be made by our board of directors in connection with its consideration of the revised Plato Learning proposal. Godfrey then reviewed Renaissance’s obligations under the Permira merger agreement pertinent to the revised Plato Learning proposal.

At the request of the Board, the Pauls then gave their view as Renaissance’s majority shareholders of the revised Plato Learning proposal, noting that these views were developed following our board of directors’ August 23 determination with respect to Plato Learning’s initial unsolicited non-binding proposal and during the course of Renaissance’s due diligence investigation of Plato Learning. They first noted their concerns with terminating a transaction with a high likelihood of closing in favor of a transaction with a higher risk of non-consummation, particularly in light of the longer timeline to close the proposed Plato Learning transaction and the recent turmoil in the financial markets. In particular, they noted that the transaction with Permira was likely to close in a matter of a few weeks, whereas a transaction with Plato Learning would not likely close until later, thereby exposing the transaction to financing risk for a substantially longer period of time, and at a time of extreme volatility and uncertainty in the financial markets. They also noted their concerns about the future of a leveraged, combined Renaissance and Plato Learning and, while noting that the risk was low, the risk of claims against them, as former Renaissance shareholders, in the event of a failure of the combination. They then noted that acceptance of the revised Plato Learning proposal would require the upfront payment of a $13 million break-up fee and up to $1.75 million in expenses by Renaissance to Permira and that, while Plato Learning would be required to reimburse Renaissance for the break-up fee in certain circumstances, it would not be required to reimburse Renaissance for the break-up fee under circumstances in which a reverse break-up fee would not be payable, including in the event the Plato merger agreement were terminated due to regulatory or other delays and in no event would it be required to reimburse Renaissance for the reimbursable expenses paid to Permira. They noted their objection to the increased per share difference between the Plato Learning offer to the Paul Shareholders and the offer to the non-Paul Shareholders. The Pauls then stated that in their judgment the Permira transaction would be more favorable than the revised Plato Learning proposal to Renaissance’s employees, the students, educators and schools Renaissance serves, and the communities in which Renaissance operates, especially Wisconsin Rapids, Wisconsin, and that in their judgment the Permira transaction would better further Renaissance’s mission. Based on these factors, the Pauls, as Renaissance’s majority shareholders, stated that they would not support the revised Plato Learning proposal.

Based on this information, the board of directors unanimously determined in good faith, after consultation with its financial advisor, that the revised Plato Learning proposal could not reasonably be expected to lead to a superior proposal under the terms of the merger agreement, and that it would not pursue negotiations with Plato Learning.

Early on the morning of September 28, 2011, Renaissance issued a press release announcing the receipt of the revised Plato proposal, that the Pauls would not support the proposal, and that, accordingly, our board of directors concluded the proposal could not reasonably be expected to lead to a superior proposal and it would not pursue negotiations with Plato Learning.

On September 29, 2011, the board of directors received a letter from Plato Learning indicating its proposal dated September 27, 2011 remained open. The letter also made certain assertions of law and fact, including, among other things, that the Renaissance board and certain of the Paul Shareholders (i) breached their fiduciary duties to the public shareholders of Renaissance because the Plato Learning proposal offered a higher value for all shareholders of the company and (ii) violated federal securities laws because of the failure to disclose an alleged relationship between certain of the Paul Shareholders and Permira. On September 30, 2011, Godfrey sent a letter to Kirkland stating that Renaissance disagrees with the assertions in the Plato Learning letter.

Recommendation of Our Board of Directors; Reasons for Merger

The following information supplements the disclosure included under the heading “—Recommendation of Our Board of Directors; Reasons for Merger” in the proxy statement:

In reaching its determination to recommend adoption and approval of the amendment to the original merger agreement, our board of directors in consultation with our senior management team and outside legal and financial advisors, have considered a variety of factors, including those listed below.

•

The financial analyses and the oral opinion of Goldman Sachs delivered to Renaissance’s board of directors on September 26, 2011 (which was subsequently confirmed by delivery of a written opinion dated September 27, 2011) that, as of September 27, 2011 and based upon and subject to the factors and assumptions described therein, the $16.60 per share of Renaissance common stock in cash to be paid to the holders (other than Parent, its affiliates and the Paul Shareholders) of outstanding shares of Renaissance common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The full text of the written opinion of Goldman Sachs, dated September 27, 2011, which sets forth assumptions made, procedures followed, matters considered, and limitations on the review undertaken in connection with such opinion, is attached as Appendix B to this supplement. See “—Opinion of Renaissance’s Financial Advisor” beginning on page 25 of the proxy statement;

•

The fact that the $16.60 per share price to be paid in the merger to the non-Paul Shareholders represents a premium of approximately 40.3% over the closing price of $11.83 for Renaissance’s common stock on August 15, 2011;

•	The recommendation of Renaissance’s senior management team in favor of the transaction;

•

The fact that the increase in the merger consideration from that set forth in the original merger agreement would be funded entirely through an increase in the committed equity funding from the Funding Parties from $196.7 million to $215.8 million, which does not cause an increase in the already relatively low degree of leverage on Renaissance as a result of the financing structure; and

•

The execution of an amendment to the shareholders agreement by the Paul Shareholders in connection with the execution of the amendment to the original merger agreement, pursuant to which they would agree to vote shares of Renaissance’s common stock owned by them in favor of adoption and approval of the merger agreement, subject to certain conditions.

Opinion of Renaissance’s Financial Advisor

Goldman Sachs delivered its opinion to Renaissance’s board of directors that, as of September 27, 2011 and based upon and subject to the factors and assumptions set forth therein, the $16.60 per share of Renaissance common stock in cash to be paid to the holders (other than Parent, its affiliates and the Paul Shareholders) of outstanding shares of Renaissance common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated September 27, 2011, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B. Goldman Sachs provided its opinion for the information and assistance of Renaissance’s board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Renaissance’s common stock should vote with respect to the merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Renaissance for the five fiscal years ended December 31, 2010;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Renaissance;

•	certain other communications from Renaissance to its stockholders;

•	certain publicly available research analyst reports for Renaissance; and

•

certain internal financial analyses and forecasts for Renaissance prepared by its management, and approved for Goldman Sachs’ use by Renaissance, which we refer to as the “Forecasts.” For more information on the Forecasts, please see “—Financial Projections” beginning on page 42 of the proxy statement.

Goldman Sachs also held discussions with members of the senior management of Renaissance regarding their assessment of the past and current business operations, financial condition and future prospects of Renaissance; reviewed the reported price and trading activity for Renaissance’s common stock; compared certain financial and stock market information for Renaissance with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the education industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it and it does not assume any responsibility for any such information. In that regard, Goldman Sachs assumed with the consent of the Board of Directors of Renaissance that the Forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Renaissance. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Renaissance or any of its subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of Renaissance or any of its subsidiaries furnished to Goldman Sachs. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction will be obtained without any adverse effect on the expected benefits of the transaction in any way meaningful to its analysis. Goldman Sachs has also assumed that the transaction will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of Renaissance to engage in the transaction or the relative merits of the transaction as compared to any strategic alternatives that may be available to Renaissance; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of the $16.60 per share of Renaissance common stock in cash to be paid to the holders (other than Parent, its affiliates and the Paul Shareholders) of outstanding shares of Renaissance common stock pursuant to the merger agreement. Goldman

Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including, without limitation, allocation of the aggregate consideration to be paid pursuant to the merger agreement among the holders of Shares, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Renaissance; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Renaissance, or class of such persons, in connection with the transaction, whether relative to the $16.60 per share of Renaissance common stock in cash to be paid to the holders (other than Parent, its affiliates and the Paul Shareholders) of outstanding shares of Renaissance common stock pursuant to the merger agreement or otherwise. Goldman Sachs does not express any opinion as to the impact of the merger on the solvency or viability of Renaissance or Parent or the ability of Renaissance or Parent to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ advisory services and its opinion were provided for the information and assistance of Renaissance’s Board of Directors in connection with its consideration of the merger and its opinion does not constitute a recommendation as to how any holder of Renaissance’s common stock should vote with respect to the merger or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to Renaissance’s Board of Directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 23, 2011 and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for Renaissance common stock for the three-year period ended August 15, 2011. In addition, Goldman Sachs analyzed the consideration to be paid to holders of Renaissance’s common stock pursuant to the merger agreement in relation to the historical trading prices of Renaissance’s common stock.

This analysis indicated that the price per share to be paid to the holders (other than Parent, its affiliates and the Paul Shareholders) of Renaissance common stock pursuant to the merger agreement represented:

•	a premium of 40.3% based on the undisturbed market price of $11.83 per common share on August 15, 2011 (the day Renaissance entered into the original merger agreement);

•	a premium of 41.2% based on the latest three months (ending on August 15, 2011) volume weighted average market price of $11.76 per common share;

•	a premium of 44.1% based on the latest six months (ending on August 15, 2011) volume weighted average market price of $11.52 per common share;

•	a premium of 51.1% based on the latest twelve months (ending on August 15, 2011) volume weighted adjusted average market price of $10.99 per common share;

•	a premium of 44.7% based on the latest twenty-four months (ending on August 15, 2011) volume weighted adjusted average market price of $11.47 per common share;

•	a premium of 54.4% based on the latest thirty-six months (ending on August 15, 2011) volume weighted adjusted average market price of $10.75 per common share;

•	a premium of 21.9% based on the highest adjusted closing price of $13.62 per common share during the twelve-month period ended August 15, 2011; and

•	a premium of 141.3% based on the lowest adjusted closing price of $6.88 per common share during the twelve-month period ended August 15, 2011.

Historical share prices were adjusted for special dividends paid to holders of Renaissance common stock ($58.3 million, or $2.00 per share, declared on October 27, 2010 and $21.8 million, or $.075 per share, declared on October 22, 2008) based on the percentage of the special dividend to the previous relative per share values, representing a pro forma share price based on payment of special dividends per share, based on Bloomberg methodology.

Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information for Renaissance to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the education technology, online education and diversified education and content industries.

The following were the publicly traded education technology companies selected for purposes of this analysis:

•	Archipelago Learning, Inc.

•	Blackbaud, Inc.

•	K12 Inc.

•	LeapFrog Enterprises, Inc.

•	Promethean World PLC

•	SMART Technologies Corporation

The following were the publicly traded online education companies selected for purposes of this analysis:

•	American Public Education, Inc.

•	Capella Education Company

•	Grand Canyon Education, Inc.

•	Strayer Education, Inc.

The following were the publicly traded diversified education and content companies selected for purposes of this analysis:

•	The McGraw-Hill Companies, Inc.

•	Pearson PLC

•	Scholastic Corporation

•	School Specialty, Inc.

Although none of the selected companies is directly comparable to Renaissance, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Renaissance.

For purposes of this analysis, Goldman Sachs calculated and compared, among other things, multiples of enterprise value to estimated 2011 earnings before interest, taxes, depreciation and amortization (“EBITDA”) for Renaissance and for the selected companies. For purposes of this analysis, enterprise value was calculated for Renaissance and for the selected companies to equal the fully diluted market value of the relevant company’s common equity plus net debt as reflected in that company’s most recent publicly available financial statements, and estimated projected 2011 EBITDA used for Renaissance was as reflected in the Forecasts and estimated projected 2011 EBITDA used for each of the selected companies was based on median estimates published by the Institutional Brokers’ Estimate System (“IBES”).

The derived multiples are summarized as follows.

Enterprise Value as a Multiple of:	Online Education		Education Technology		Diversified Education & Content
	Range	Median	Range	Median	Range	Median
2011 Estimated EBITDA	2.7x-8.0x	6.1x	3.7x-14.8x	7.7x	5.8x-10.1x	8.3x

This analysis resulted in a range of implied present values of $9.99 to $13.94 per share of Renaissance common stock.

Goldman Sachs also calculated, among other things, price to earnings multiples for Renaissance and for the selected companies. For purposes of this analysis, for each of the selected companies, the closing share price on September 23, 2011 was used, and estimated projected 2011 earnings used for Renaissance were as reflected in the Forecasts and estimated projected 2011 earnings used for each of the selected companies were based on median estimates published by IBES. The following table presents the results of this analysis:

Share Price as a Multiple of:	Online Education		Education Technology		Diversified Education & Content
	Range	Median	Range	Median	Range	Median
2011 Estimated Earnings Per Share	8.6x-17.8x	11.7x	7.9x-45.8x	18.9x	14.2x-16.0x	14.8x

This analysis resulted in a range of implied present values of $10.41 to $13.88 per share of Renaissance common stock.

Illustrative Discounted Cash Flow Analysis. Goldman Sachs performed an illustrative discounted cash flow analysis on Renaissance using the Forecasts. Goldman Sachs calculated indications of net present value of free cash flows for Renaissance for the second half of fiscal year 2011 through fiscal year 2015. Goldman Sachs then calculated illustrative terminal values in the year 2015 based on implied terminal multiples ranging from 7.5x EBITDA to 9.5x EBITDA. The cash flows and illustrative terminal values were then discounted to calculate implied indications of present values using illustrative discount rates ranging from 12.0% to 14.0%, reflecting an estimate of Renaissance’s weighted average cost of capital. This analysis resulted in a range of illustrative value indications of $13.55 to $16.79 per share of Renaissance common stock.

Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to selected transactions in the education and education technology industries since March 1, 2006.

The following were the education industry transactions selected for purposes of this analysis:

•	Leeds Equity Partners’ acquisition of Nobel Learning Communities Inc. announced in May 2011;

•	Pearson PLC’s acquisition of EDI PLC announced in March 2011;

•	Apollo Global, Inc.’s acquisition of BPP Holdings PLC announced in June 2009;

•	Bain Capital Partners LLC’s acquisition of Bright Horizons Family Solutions Inc. announced in January 2008;

•	Sterling Capital Partners’ acquisition of Educate, Inc. announced in September 2006;

•	KKR’s acquisition of Laureate Education, Inc. announced in January 2007; and

•	Providence Equity Partners and Goldman Sachs Capital Partners’ acquisition of Education Management Corporation announced in March 2006.

The following were the education technology industry transactions selected for purposes of this analysis:

•	Providence Equity Partners LLC’s acquisition of Blackboard Inc. announced in July 2011;

•	Thoma Bravo LLC’s acquisition of Plato Learning, Inc. announced in March 2010;

•	Berkshire Hathaway, Advent International Corporation and Bain Capital Partners’ acquisition of SkillSoft PLC announced in February 2010; and

•	Pearson PLC’s acquisition of ECOLLEGE.COM announced in May 2007.

For each of the selected transactions, Goldman Sachs calculated and compared (i) the enterprise value of the target company based on the purchase price paid in the transaction as a multiple of estimated forward revenue, (ii) the enterprise value of the target company based on the purchase price paid in the transaction as a multiple of estimated forward EBITDA and (iii) the premium paid in the transaction to the target’s trading price on the trading day prior to announcement of the transaction. Forward multiples were generated using estimates from IBES as of the date of the public announcement of the relevant transaction. While none of the companies that participated in the selected transactions are directly comparable to Renaissance, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of Renaissance’s results, market size and product profile.

The following table presents the results of this analysis:

	Education			Education Technology
	Mean	Median	Range	Mean	Median	Range
EV/Forward Revenue	2.0x	2.0x	0.6x-3.2x	4.1x	3.4x	2.2x-7.5x
EV/Forward EBITDA	10.4x	11.0x	5.6x-14.9x	13.0x	11.2x	9.3x-20.3x
Premium to Day Prior	27.4%	16.3%	9.3%-56.2%	10.1%	10.6%	3.7%-15.5%

This analysis resulted in a range of implied present values of $11.68 to $14.15 per share of Renaissance common stock. Estimated forward revenue and estimated forward EBITDA for Renaissance was as reflected in the Forecasts.

Present Value of Future Share Price Analysis. Goldman Sachs performed an illustrative analysis of the implied present value of the future price per share of Renaissance’s common stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s share price as (i) a function of such company’s estimated future earnings and its assumed price to future EBITDA multiple and (ii) a function of such company’s estimated future earnings and its assumed price to future earnings per share multiple. For this analysis, Goldman Sachs used certain financial information from the Forecasts for each of the fiscal years 2011 to 2015. Goldman Sachs first calculated the implied value per share of Renaissance common stock for fiscal year 2014 by applying (i) future EBITDA multiples of 7.5x to 9.5x to EBITDA estimates for each of the fiscal years 2011 to 2015 and (ii) future earnings per share multiples of 14.5x to 18.5x to earnings per share estimates for each of the fiscal years 2011 to 2015, and then, in each case, discounted those values back using a range of illustrative discount rates of 13.0% to 15.0%, reflecting an estimate of Renaissance’s cost of equity. This analysis resulted in a range of implied present values of $11.46 to $15.54 per share of Renaissance common stock.

Illustrative Leveraged Buyout Analysis. Goldman Sachs performed an illustrative leveraged buyout analysis using the Forecasts. In performing the illustrative leveraged buyout analysis, Goldman Sachs assumed (i) a hypothetical financial buyer targets a 20.0% to 25.0% internal rate of return on equity, (ii) a pro forma leverage ratio of 5.5x last twelve months Adjusted EBITDA, (iii) existing cash on Renaissance’s balance sheet of

$17.5 million, (iv) a first lien term loan of $175 million with an assumed annual interest rate of 6.00% over LIBOR with a LIBOR floor of 1.5%, (v) a second lien term loan of $75 million with an assumed annual interest rate of 10.00% over LIBOR with a LIBOR floor of 1.5% and (vi) approximately $28.0 million in transaction expenses. Based on a range of illustrative last twelve months exit EBITDA multiples of 7.5x to 9.5x for the assumed exit at the end of 2015, which reflect illustrative implied prices at which a hypothetical financial buyer might exit its investment through a sale transaction, this analysis resulted in implied values of $13.18 to $16.01 per share of Renaissance common stock.

General. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Renaissance or the contemplated merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to Renaissance’s Board of Directors as to the fairness from a financial point of view of the $16.60 per share of Renaissance common stock in cash to be paid to the holders (other than Parent, its affiliates and the Paul Shareholders) of outstanding shares of Renaissance common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Renaissance, Parent, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm’s-length negotiations between Renaissance and Parent and was approved by Renaissance’s Board of Directors. Goldman Sachs provided advice to Renaissance during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Renaissance or its Board of Directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion to Renaissance’s Board of Directors was one of many factors taken into consideration by Renaissance’s Board of Directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Appendix B.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of Renaissance, Parent and any of their respective affiliates, including Permira, and any of its affiliates and portfolio companies, and of third parties, or any currency or commodity that may be involved in the transaction for their own account and for the accounts of their customers. Goldman Sachs acted as financial advisor to Renaissance in connection with, and participated in certain of the negotiations leading to, the transaction. Goldman Sachs has provided, and is currently providing, certain investment banking services to Permira and its affiliates and portfolio companies for which its Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor to Cognis GmbH, a portfolio company of Permira, in connection with its sale in December 2010; joint lead manager with respect to a public offering of 210,000,000 shares of TDC A/S, a portfolio company of Permira, in December 2010; co-manager with respect to an initial public offering of 43,500,000 shares of Freescale Semiconductor Holdings I, Ltd., a portfolio company of Permira, in May 2011; co-manager and participant with respect to a term loan and revolving credit facility (aggregate principal amount of $1,125,000,000) provided to NDS Group Ltd., a portfolio company of Permira, in February 2011; and financial advisor to Vacaciones eDreams, S.L., a portfolio company of Permira, in connection with the acquisition of Opodo Limited in May 2011. Goldman Sachs may also in the future provide investment banking services to Renaissance, Parent and their respective affiliates, including Permira and its affiliates and portfolio companies, for which its Investment Banking Division may receive compensation. Affiliates of Goldman Sachs also may have co-invested with Permira and its affiliates from time to time and may have invested in limited partnership units of affiliates of Permira from time to time and may do so in the future.

The Board of Directors of Renaissance selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction. Pursuant to a letter agreement dated July 30, 2007, as amended as of February 22, 2010, Renaissance engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of this engagement letter, Renaissance has agreed to pay Goldman Sachs a transaction fee of approximately $8.9 million, all of which is payable upon consummation of the transaction. In addition, Renaissance has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Financing of the Merger; Equity Financing; Debt Financing

The following sections under the heading “The Merger—Financing of the Merger; Equity Financing; Debt Financing” in the proxy statement are hereby supplemented and superseded in their entirety to read as follows:

Parent and Merger Sub, were formed at the direction of investment funds advised by Permira for the purpose of effecting the merger and the transactions contemplated thereby. As such, Parent and Merger Sub have limited assets and other rights other than the right to obtain equity and debt financing under the terms of, and subject to the conditions of, the commitments described below.

Parent has obtained an equity financing commitment letter from the Funding Parties and Merger Sub has obtained a debt financing commitment letter from RBC in connection with the transactions contemplated by the merger agreement in an aggregate amount of approximately $485.8 million. The Funding Parties are investment funds advised by Permira. These financings, in addition to Renaissance’s cash, are expected to be sufficient to pay merger consideration in the amount of approximately $455.0 million to our shareholders. These equity and debt financings are subject to the satisfaction of the conditions set forth in the commitment letters pursuant to which the financing will be provided.

We believe that the amounts committed under the commitment letters will be sufficient to complete the merger, but we cannot assure you of that. Those amounts might be insufficient if, among other things, one or more of the parties to the commitment letters fails to fund the financing or if the conditions to such commitments are not met. Although obtaining the proceeds of any financing, including financing under the commitment letters, is not a condition to the completion of the merger, the failure of Parent and Merger Sub to obtain any portion of the committed financing (or alternative financing) is likely to result in the failure of the merger to be completed. In that case, Parent may be obligated to pay Renaissance a fee of $26.0 million, as described under “Terms of the Merger Agreement—Termination of the Merger Agreement.” Subject to the right of Renaissance to seek in certain instances specific performance to cause the equity financing to be funded and to cause Parent and Merger Sub to use reasonable best efforts to enforce the terms of the debt commitment, as described under “Terms of the Merger Agreement—Specific Performance,” this $26.0 million fee (plus expenses capped at $1.75 million, Parent and Merger Sub’s obligations under the confidentiality agreement and certain indemnification, reimbursement and expense obligations of Parent in connection with seeking financing) would be Renaissance’s sole remedy in the event the merger is not consummated on account of Parent’s failure to obtain financing or because Parent breaches the merger agreement.

Equity Financing

On August 15, 2011, the Funding Parties entered into an equity financing commitment letter with Parent (the “equity commitment letter”) pursuant to which the Funding Parties committed to contribute to Parent, at or prior to the consummation of the merger, up to approximately $196.7 million in the aggregate in cash, in exchange for which the Funding Parties will receive certain securities of Parent. Subsequently, on September 27, 2011, the Funding Parties entered into a letter agreement, amending the equity commitment letter to increase the cash contribution commitment of the Funding Parties under the equity commitment letter to $215.8 million.

The equity commitment of the Funding Parties is subject to the following conditions:

•	satisfaction in full (with certain limited exceptions) or waiver by Parent of the conditions precedent to Parent’s and Merger Sub’s obligations to complete the merger;

•	the concurrent or substantially concurrent receipt by Parent of the proceeds of the debt financing under the debt commitment letter described below; and

•	the substantially concurrent consummation of the merger.

The obligation of the Funding Parties to fund the equity commitment will automatically and immediately terminate upon the earliest to occur of:

•	the closing of the merger (at which time the obligation to fund will be satisfied by each of the Funding Parties);

•	the termination of the merger agreement in accordance with its terms; or

•

commencement of a lawsuit by Renaissance or any of its controlled affiliates asserting claims against the Funding Parties or any “related party” (other than (i) claims against the Funding Parties under the equity commitment letter, (ii) claims relating to a breach (or seeking to prevent a breach) of the confidentiality agreement entered into between Renaissance and Permira, (iii) claims against the Funding Parties under the funding agreement (as described below) and (iv) any claim seeking an injunction, specific performance or other equitable remedy against Parent and/or Merger Sub under the merger agreement, in accordance with and subject to the terms and conditions thereof).

Renaissance is an express third-party beneficiary of the equity financing commitment letter to the extent Renaissance has a right to seek specific performance under the merger agreement and is entitled to an injunction, specific performance and other equitable remedies to enforce the commitment to be funded thereunder.

Interests of Renaissance’s Directors and Executive Officers in the Merger

The following sections under the heading “The Merger—Interests of Renaissance’s Directors and Executive Officers in the Merger” is hereby supplemented to include the following:

Amendment No. 2 to the Shareholders Agreement (the “shareholders agreement amendment”) provides that if the merger is completed, Renaissance shall, and Parent shall cause Renaissance to, indemnify the Paul Shareholders, and hold each of them harmless from, any and all losses incurred or suffered by them arising out of, related to or in connection with any claim in any way related to a decision by such Paul Shareholder with respect to the amount of consideration to be received in exchange for the shares of Renaissance common stock held by them in connection with a transaction with Parent or one of its affiliates or another takeover proposal (regardless of whether the claim was brought or the decision was made prior to the closing), including if: (i) such Paul Shareholder is asked to agree to enter into an agreement providing for such Paul Shareholder to receive, as consideration for the shares of Renaissance common stock owned by such Paul Shareholder, an amount less than that to be received by other shareholders of Renaissance, and (ii) such Paul Shareholder declines to accept such proposal (it being understood and agreed that the indemnification set forth in this sentence shall not apply to claims made by the owners of or beneficiaries of shares of Renaissance common stock held by the Paul Shareholders against each other).

In addition, the following sections under the heading “The Merger—Interests of Renaissance’s Directors and Executive Officers in the Merger” are hereby supplemented and superseded in their entirety to read as follows:

Treatment of Renaissance Stock Options in the Merger

Options to acquire shares of Renaissance common stock outstanding immediately prior to the effective time of the merger, whether or not then exercisable, will become exercisable at the effective time of the merger and will be converted at the effective time of the merger into the right to receive, upon exercise, an amount in cash equal to the excess (if any) of $16.60 per share over the exercise price per share of the option multiplied by the number of shares subject to the option being exercised, less any applicable withholding taxes.

All options to acquire shares of Renaissance common stock outstanding immediately prior to the effective time of the merger, for which the exercise price is more than $16.60 per share, will be cancelled as of the effective time of the merger for no consideration.

The table below sets forth, as of September 8, 2011 (prior to the close of market), for each of Renaissance’s directors and named executive officers (a) the number of shares subject to vested options to purchase Renaissance common stock held by such person, (b) the value of such vested options (without regard to deductions for withholding taxes), calculated by multiplying (i) the excess, if any, of $16.60 over the per share exercise price of the option by (ii) the number of shares subject to the option, (c) the number of additional options held by such person that will vest at the effective time of the merger, (d) the value of such additional options (without regard to deductions for withholding taxes), calculated by multiplying (i) the excess, if any, of $16.60 over the per share exercise price of the option by (ii) the number of shares subject to the option, (e) the aggregate number of shares subject to vested options and options that will vest at the effective time of the merger held by such person and (f) the aggregate value of all such vested options and options that will vest at the effective time of the merger (without regard to deductions for withholding taxes), calculated by multiplying (i) the excess, if any, of $16.60 over the per share exercise price of the option by (ii) the number of shares subject to the option. Outstanding options with an exercise price per share that equals or exceeds the merger consideration will be cancelled and terminated at the effective time of the merger with no payment or other consideration paid to the holder and the holder will have not rights with respect to such outstanding options.

Directors and Executive Officers	Vested Options		Options that Will Vest as a Result of the Merger		Totals
	(a) Shares	(b) Value	(c) Shares	(d) Value	(e) Total Shares	(f) Total Value
Judith A. Paul	37,292	—	—	—	37,292	—
Terrance D. Paul	37,292	—	—	—	37,292	—
Glenn R. James	3,406	$6,540	26,465	$89,318	29,871	$95,858
Randall J. Erickson	—	—	—	—	—	—
John H. Grunewald	31,123	$1,380	—	—	31,123	$1,380
Harold E. Jordan	31,123	$1,380	—	—	31,123	$1,380
Mark D. Musick	—	—	—	—	—	—
Addison L. Piper	31,123	$1,380	—	—	31,123	$1,380
Steven A. Schmidt	—	—	—	—	—	—
Mary T. Minch	1,674	—	—	—	1,674	—
Marian L. Staton	796	—	—	—	796	—
Roy E. Truby	—	—	—	—	—	—
All directors and named executive officers as a group (12 persons)	173,829	$10,680	26,465	$89,318	200,294	$99,998

Treatment of Shares of Renaissance Restricted Stock and Restricted Stock Units in the Merger

At the effective time of the merger, all outstanding shares of restricted stock granted under Renaissance’s 1997 Stock Incentive Plan will become fully vested, and immediately prior to the effective time of the merger, all outstanding restricted stock units granted under such plan will become fully vested, and, at the effective time of the merger, all vested shares of restricted stock will be converted into the right to receive a cash payment equal to $16.60 per share times the number of shares, less any applicable withholding taxes, and at the effective time of the merger, all vested restricted stock units will be converted into the right to (a) receive a cash payment equal to $16.60 per share times the number of units, less any applicable withholding taxes, or (b) receive one share in exchange for each restricted stock unit and immediately thereafter receive a cash payment equal to $16.60, less any applicable withholding taxes, for each share received. The table below sets forth, as of September 8, 2011, for each of Renaissance’s directors and named executive officers (a) the number of shares of restricted stock held by such person that will vest and become unrestricted as a result of the merger, (b) the number of restricted stock units held by such person that will vest and become unrestricted as a result of the merger and (c) the total cash payment to the director or executive officer with respect to those shares of restricted stock and restricted stock units in connection with the merger (without regard to deductions for withholding taxes).

Directors and Executive Officers	Restricted Stock and Restricted Stock Units that Will Vest as a Result of the Merger
Name	(a) Shares	(b) Units	(c) Value
Judith A. Paul	—	—	—
Terrance D. Paul	—	—	—
Glenn R. James	31,222	—	$518,285
Randall J. Erickson	—	17,643	$292,874
John H. Grunewald	7,904	35,879	$726,798
Harold E. Jordan	4,202	40,839	$747,681
Mark D. Musick	5,535	16,509	$365,930
Addison L. Piper	7,904	35,879	$726,798
Steven A. Schmidt	47,668	—	$791,289
Mary T. Minch	32,222	—	$534,885
Marian L. Staton	4,707	—	$78,136
Roy E. Truby	2,454	—	$40,736
All directors and named executive officers as a group (12 persons)	143,818	146,749	$4,823,412

Golden Parachute Compensation

The following table reflects the compensation and benefits that will or may be paid or provided to each of the named executive officers in connection with the merger under their existing agreements with Renaissance. Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement. Some of these assumptions are based on information currently available and, as a result, the actual amounts, if any to be received by a named executive officer may differ in material respects from the amounts set forth below. Further, calculations are based on (i) an assumed closing date of October 19, 2011, including with respect to calculating the portion of the equity awards subject to acceleration of vesting (assuming continued vesting of the equity and assuming that all Renaissance options and unvested shares of restricted stock remain outstanding on such date), (ii) the price per share of $16.60 and (iii) the equity holdings of the named executive officers as of September 8, 2011 (prior to the close of market).

Name	Cash		Equity(1)	Pension/NQDC		Perquisites/ Benefits	Tax Reimbursements	Other	Total
Glenn R. James	$504,000	(2)	$614,143	$7,630	(3)	(4)	—	—	$1,125,773
Steven A. Schmidt	—		791,289	—		—	—	—	791,289
Mary T. Minch	—		534,885	—		—	—	—	534,885
Marian L. Staton	—		78,136	—		—	—	—	78,136
Roy E. Truby	—		40,736	—		—	—	—	40,736

(1)	Represents the aggregate payments to be made in respect of unvested options and unvested restricted stock that will vest upon the effective time of the merger and the cancellation of already vested options upon the effective time of the merger, as described in greater detail above under “—Treatment of Renaissance Stock Options in the Merger” and “—Treatment of Shares of Renaissance Restricted Stock and Restricted Stock Units in the Merger.” The payments to be made with regard to unvested options include: Glenn R. James, $89,318 and the payments to be made with regard to cancellation of already vested options include: Glenn R. James, $6,540. The payments to be made with regard to unvested restricted stock include: Glenn R. James $518,285; Steven A. Schmidt, $791,289; Mary T. Minch, $534,885; Marian L. Staton, $78,136; and Roy E. Truby, $40,736. Amounts included in this column are “single-trigger” in nature, namely, eligibility to receive the payment is conditioned solely on the occurrence of a change in control.
(2)	Represents the aggregate value of the cash severance payments if Mr. James’ employment is terminated without cause following the merger, as described in greater detail above under “—Severance Arrangements in Glenn R. James’ Employment Agreement.” Eligibility to receive this amount requires a qualifying termination of employment.
(3)	Represents the aggregate payments to be made to Mr. James in respect of the unvested balances under Renaissance’s Supplemental Executive Retirement Plan that will vest upon the effective time of the merger. This amount is “single trigger” in nature, namely, eligibility to receive this payment is conditioned solely on the occurrence of a change in control.
(4)	Mr. James’ employment agreement provides that (a) if Mr. James purchases a home in the Boulder, Colorado area at any time within two and one half years after entering into such employment agreement, (b) he is terminated without cause within ten years of entering into such employment agreement, and (c) subsequent to such termination, he decides to sell his home but is unable to do so within 120 days from the date of his termination, Mr. James has the option to cause Renaissance to purchase the home from him at the original purchase price. Mr. James has purchased a home in the Boulder, Colorado area as contemplated by the terms of his employment agreement for a purchase price of approximately $1,860,000. At this date, the value of any perquisite associated with Mr. James’ home is not quantifiable or estimable. Eligibility to receive this amount requires a qualifying termination of employment.

Regulatory Matters

The section entitled “Merger Agreement—Regulatory Matters” in the proxy statement is hereby supplemented and superseded in its entirety to read as follows:

The Hart-Scott-Rodino Antitrust Improvements Act, which we refer as the “HSR Act,” and the regulations promulgated thereunder require that Parent and Renaissance file notification and report forms with respect to the merger and related transactions with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission. The required notification and report forms were filed with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission on August 29, 2011. Renaissance received notification on September 20, 2011 that its request for early termination of the waiting period under the HSR Act was granted, effective as of September 20, 2011.

At any time before or after the completion of the merger, the Antitrust Division of the U.S. Department of Justice or the Federal Trade Commission or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or to seek divestiture of particular assets. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. Although there is no assurance that they will not do so, we do not expect any regulatory authority, state or private party to take legal action under the antitrust laws.

Estimated Fees and Expenses

The section entitled “Merger Agreement—Estimated Fees and Expenses” in the proxy statement is hereby supplemented and superseded in its entirety to read as follows:

Estimated fees and expenses to be incurred in connection with the merger are as follows (in millions):

Financial advisor and financing fees and expenses	$8.90
Legal, accounting and other fees	1.06
Total	$9.96

Litigation Related to the Merger

The proxy statement is supplemented by adding the following new section entitled “—Litigation Related to the Merger”.

A putative class action complaint was filed on September 23, 2011, in the Circuit Court of Wood County, Wisconsin relating to the merger. The case is entitled Data Key Partners v. Permira Advisers, LLC, et al. Case No. 2011CV563. The complaint alleges that Renaissance’s board members breached their fiduciary duties to Renaissance’s shareholders by causing Renaissance to enter into the original merger agreement with Permira, Parent and Merger Sub (collectively “Permira Parties”). The complaint further alleges that both Renaissance and its board members breached their fiduciary duties to Renaissance’s shareholders by omitting material information from the proxy statement issued in conjunction with the original merger agreement. The complaint also names the Permira Parties as defendants and claims that they aided and abetted the board members’ breaches.

The complaint claims that the board members were conflicted because of, among other things, the Pauls’ desire to sell their stock in contemplation of retirement and the other board members’ desire to receive restricted stock payments and other consideration due to them under the terms of the Permira transaction. The complaint alleges that, as a result of these conflicts, the board pursued an inadequate sales process resulting in the original merger agreement. The allegedly inadequate disclosures in the proxy statement concern, among other things, the sale process, alleged conflicts of interest involving Goldman Sachs as Renaissance’s investment banker, and the bases for and the assumptions in Goldman Sachs’ fairness opinion.

The lawsuit seeks to enjoin the completion of the original merger agreement, to require corrective disclosures to shareholders, and to award compensatory and/or rescissory damages, interest, costs and attorney’s fees.

On September 27, 2011, the plaintiff filed a motion requesting expedited discovery, the scheduling of a hearing on a motion for a temporary injunction seeking to preclude the sale of Renaissance to the Permira Parties, and the setting of a briefing schedule in connection with such a hearing. That motion remains pending.

The defendants believe the action is without merit and will vigorously defend against its claims.

TERMS OF THE MERGER AGREEMENT

Consideration to be Received Pursuant to the Merger; Treatment of Stock Options, Shares of Restricted Stock and Restricted Stock Units

The section entitled “Terms of the Merger Agreement—Consideration to be Received Pursuant to the Merger; Treatment of Stock Options, Shares of Restricted Stock and Restricted Stock Units” in the proxy statement is hereby supplemented and superseded in its entirety to read as follows:

The merger agreement provides that, at the effective time of the merger:

•

each share of Renaissance common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by the Paul Shareholders, held in the treasury of Renaissance, or owned by Renaissance, Parent, Merger Sub or any other subsidiary of Parent) will cease to be outstanding and will be converted into the right to receive $16.60 in cash;

•

each share of Renaissance common stock owned by the Paul Shareholders immediately prior to the effective time of the merger will cease to be outstanding and will be converted into the right to receive $15.00 in cash;

•

each share of Renaissance common stock owned in the treasury of or by Renaissance, Parent or Merger Sub or any of their respective direct or indirect wholly owned subsidiaries will be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange for it;

•

each share of Merger Sub capital stock issued and outstanding immediately prior to the effective time of the merger will cease to be outstanding and will be converted into and become one share of capital stock, of Renaissance, as the surviving corporation, and will constitute the only outstanding shares of common stock of the surviving corporation;

•

options to acquire shares of Renaissance common stock outstanding immediately prior to the effective time of the merger, whether or not then exercisable, will become exercisable at the effective time of the merger and, will be converted at the effective time of the merger into the right to receive, upon exercise, an amount in cash equal to the excess, if any, of $16.60 per share over the exercise price per share of the option multiplied by the number of shares subject to the option being exercised, less any applicable withholding taxes;

•

options to acquire shares of Renaissance common stock outstanding immediately prior to the effective time of the merger, for which the exercise price is more than $16.60 per share, will be cancelled as of the effective time of the merger for no consideration;

•

shares of restricted stock that are outstanding immediately prior to the effective time of the merger, whether or not then vested, will vest at the effective time of the merger and will be converted at the effective time of the merger into the right to receive an amount in cash equal to $16.60 per share multiplied by the number of shares of restricted stock, less any applicable withholding taxes; and

•

restricted stock units that are outstanding immediately prior to the effective time of the merger, whether or not then vested, will vest immediately prior to the effective time of the merger and will be converted at the effective time of the merger into the right to (a) receive an amount in cash equal to $16.60 per share multiplied by the number of shares of restricted stock, less any applicable withholding taxes or (b) receive one share in exchange for each restricted stock unit and immediately thereafter receive a cash payment equal to $16.60, less any applicable withholding taxes, for each share received.

SHAREHOLDERS AGREEMENT

The following information supplements the disclosure included under the heading “Shareholders Agreement” in the proxy statement:

On September 27, 2011, Renaissance, Parent, Merger Sub and the Paul Shareholders entered into the shareholders agreement amendment. The parties previously entered into Amendment No. 1 to the Shareholders Agreement in order to correct an immaterial, clerical error in the Shareholders Agreement. This summary does not purport to be complete and may not contain all of the information about the shareholders agreement amendment that is important to you. The following summary is qualified in its entirety by reference to the complete text of the shareholders agreement amendment, which is attached as Appendix C to this supplement and incorporated into this supplement by reference. We encourage you to read the shareholders agreement amendment in its entirety.

The shareholders agreement amendment provides that if the merger is completed, Renaissance shall, and Parent shall cause Renaissance to indemnify the Paul Shareholders, and hold each of them harmless from, any and all losses incurred or suffered by them arising out of, related to or in connection with any claim in any way related to a decision by such Paul Shareholder with respect to the amount of consideration to be received in exchange for the shares of Renaissance common stock held by them in connection with a transaction with Parent or one of its affiliates or another takeover proposal (regardless of whether the claim was brought or the decision was made prior to the closing), including if: (i) such Paul Shareholder is asked to agree to enter into an agreement providing for such Paul Shareholder to receive, as consideration for the shares of Renaissance common stock owned by such Paul Shareholder, an amount less than that to be received by other shareholders of Renaissance, and (ii) such Paul Shareholder declines to accept such proposal (it being understood and agreed that the indemnification set forth in this sentence shall not apply to claims made by the owners of or beneficiaries of shares of Renaissance common stock held by the Paul Shareholders against each other).

MARKET PRICE OF COMMON STOCK

The section entitled “Market Price of Common Stock” in the proxy statement is hereby supplemented and superseded in its entirety to read as follows:

Our common stock trades on NASDAQ under the symbol “RLRN.” As of September 8, 2011, there were 29,227,221 shares of our common stock outstanding, held by approximately 713 shareholders of record.

The following table sets forth the high and low reported sale prices for our common stock for the periods shown.

	High	Low
2009
First Quarter	$9.88	$6.21
Second Quarter	10.19	8.26
Third Quarter	10.90	8.66
Fourth Quarter	12.18	.99
2010
First Quarter	$16.54	$11.29
Second Quarter	16.97	13.14
Third Quarter	16.49	7.93
Fourth Quarter	14.80	9.66
2011
First Quarter	$12.38	$10.10
Second Quarter	12.60	10.13
Third Quarter (through September 28, 2011)	17.91	11.40

In the first quarter of 2010, Renaissance paid a cash dividend of $0.07 per share of its common stock. In the second, third and fourth quarters of 2010 and the first, second and third quarters of 2011 Renaissance paid a cash dividend of $0.08 per share. Renaissance also paid a special cash dividend of $2.00 per share in the fourth quarter of 2010. In each of the four quarters of 2009, Renaissance paid a cash dividend of $0.07 per share.

On August 15, 2011, the last trading day before Renaissance publicly announced the execution of the original merger agreement, the high and low sale prices for Renaissance common stock as reported on NASDAQ were $11.88 and $11.40 per share, respectively, and the closing sale price on that date was $11.83. On September 8, 2011, the last trading day for which information was available prior to the date of the first mailing of the proxy statement, the high and low sale prices for Renaissance common stock as reported on NASDAQ were $15.60 and $15.45 per share, respectively, and the closing sale price on that date was $15.51. On September 26, 2011, the last trading day before Renaissance publicly announced the execution of the amendment to the original merger agreement, the high and low sale prices for Renaissance common stock as reported on NASDAQ were $15.74 and $15.49 per share, respectively, and the closing sale price on that date was $15.69. On September 28, 2011, the last trading day for which information was available prior to the date of the first mailing of this supplement, the high and low sale prices for Renaissance common stock reported on NASDAQ were $17.91 and $16.80 per share, respectively and the closing sale price on that date was $16.89.

WHERE SHAREHOLDERS CAN FIND MORE INFORMATION

The section entitled “Where Shareholders Can Find More Information” in the proxy statement is hereby supplemented and superseded in its entirety to read as follows:

Renaissance files annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. These reports, proxy statements and other information contain additional information about Renaissance and will be made available for inspection and copying at Renaissance’s executive offices during regular business hours by any shareholder or a representative of a shareholder as so designated in writing.

Shareholders may read and copy any reports, statements or other information filed by Renaissance at the SEC’s public reference room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC at Station Place, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Renaissance’s SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website located at http://www.sec.gov.

The SEC allows Renaissance to “incorporate by reference” information that it files with the SEC in other documents into the proxy statement and this supplement. This means that Renaissance may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of the proxy statement and this supplement. The proxy statement, this supplement and the information that Renaissance files later with the SEC may update and supersede the information incorporated by reference. Similarly, the information that Renaissance later files with the SEC may update and supersede the information in the proxy statement and this supplement. Such updated and superseded information will not, except as so modified or superseded, constitute part of the proxy statement and this supplement.

Renaissance incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this supplement and before the special meeting. Renaissance also incorporates by reference in the proxy statement and this supplement the following documents filed by it with the SEC under the Exchange Act:

•

Renaissance’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 8, 2011, Renaissance’s Amendment No. 1 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on April 15, 2011 and Renaissance’s Amendment No. 2 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on August 31, 2011;

•	Renaissance’s Definitive Proxy Statement on Schedule 14A for its 2011 Annual Meeting of Shareholders, filed with the SEC on March 16, 2011;

•	Renaissance’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2011 and June 30, 2011, filed with the SEC on May 9, 2011 and August 8, 2011, respectively; and

•

Renaissance’s Current Reports on Form 8-K filed with the SEC on February 17, 2011, February 22, 2011, April 28, 2011, August 1, 2011, August 16, 2011, August 17, 2011, August 25, 2011, September 23, 2011, September 27, 2011 and September 28, 2011.

Renaissance undertakes to provide without charge to each person to whom a copy of the proxy statement and/or this supplement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference in this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at the following address and telephone number:

Renaissance Learning, Inc.

Attention: Investor Relations

2911 Peach Street,

P.O. Box 8036

Wisconsin Rapids, Wisconsin 54495-8036

EXECUTION VERSION

APPENDIX A

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

by and among

RAPHAEL HOLDING COMPANY,

RAPHAEL ACQUISITION CORP.

and

RENAISSANCE LEARNING, INC.

Amendment dated as of September 27, 2011

EXECUTION VERSION

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 (this “Amendment”) to the Agreement and Plan of Merger, dated as of August 15, 2011 (the “Merger Agreement”), is dated and effective as of September 27, 2011, by and among Raphael Holding Company, a Delaware corporation (the “Parent”), Raphael Acquisition Corp., a Wisconsin corporation and an indirect, wholly owned subsidiary of the Parent (the “Merger Sub”), and Renaissance Learning, Inc., a Wisconsin corporation (the “Company”).

RECITALS

WHEREAS, the parties to the Merger Agreement desire to amend and supplement certain terms of the Merger Agreement as described herein;

WHEREAS, Section 8.4 of the Merger Agreement provides that the Merger Agreement may be amended by an instrument in writing signed on behalf of each of the parties thereto;

WHEREAS, concurrently with the execution of this Amendment, and as a condition and inducement to the willingness of the Company, the Parent and the Merger Sub to enter into this Amendment, certain shareholders of the Company have executed and delivered an Amendment No. 2 to the Shareholders Agreement, as amended by the Agreement, dated August 30, 2011 (such amendments, collectively, the “Amendments to the Shareholders Agreement”) with respect to, among other things, this Amendment;

WHEREAS, the Parent has delivered to the Company a true and complete copy of an amendment to the previously delivered Equity Funding Letter providing for an increase in the aggregate amount of equity financing to be provided by the Funding Parties from $196,694,527.70 to $215,800,000 subject to the terms and conditions set forth therein;

WHEREAS, the Company Board has by unanimous action (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Amendment, (ii) approved the execution, delivery and performance by the Company of and the consummation of the transactions contemplated by the Merger Agreement, as amended by this Amendment, including the Merger, and (iii) resolved and agreed to recommend adoption of the Merger Agreement, as amended by this Amendment, by the shareholders of the Company upon the terms and subject to the conditions set forth in the Merger Agreement, as amended by this Amendment;

WHEREAS, the boards of directors of Parent and Merger Sub have each approved this Amendment, the Merger and the other transactions contemplated by the Merger Agreement, as amended by this Amendment;

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained in the Merger Agreement and hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

AMENDMENTS

Section 1.1 Amendment to Section 1.7(a). Section 1.7(a) of the Merger Agreement is hereby amended in its entirety and replaced with the following:

“(a) Conversion of Shares.

(i) Each share of the common stock, $0.01 par value, of the Company (“Company Common Stock” or “Shares”) issued and outstanding immediately prior to the Effective Time, other than (i) Shares held in the treasury of the Company, (ii) Shares owned by the Parent, the Merger Sub or any other Parent Subsidiary, and (iii) Shares owned by the Company (clauses (i) through (iii) hereof, collectively, “Excluded Shares”), shall cease to be outstanding and shall be converted into the right to receive an amount in cash equal to $16.60.

(ii) Notwithstanding anything in this Agreement to the contrary, other than the Excluded Shares, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is a Subject Share, as defined in the Shareholders Agreement, as amended, shall cease to be outstanding and shall be converted into the right to receive an amount in cash equal to $15.00.”

Section 1.2 Amendment to Section 2.22. Section 2.22 of the Merger Agreement is hereby amended in its entirety and replaced with the following:

“2.22 Opinion of Financial Advisor. The Company Board has received the opinion of Goldman, Sachs & Co. (the “Company Financial Advisor”) to the effect that, as of the date of such opinion and based upon and subject to the matters set forth therein, the Per Share Consideration to be paid to the holders (other than holders of the Subject Shares, as defined in the Shareholders Agreement, as amended, and the Parent and its Affiliates) of the Shares pursuant to this Agreement is fair, from a financial point of view, to such holders. A copy of such opinion has been or will promptly be provided to the Parent.”

Section 1.3 Amendment to Exhibit A. Exhibit A to the Merger Agreement is hereby amended by replacing the definition of Per Share Consideration set forth therein with the following:

“‘Per Share Consideration’ means (i) with respect to the Subject Shares, as defined in the Shareholders Agreement, as amended, $15.00 and (ii) for all other purposes of this Agreement, $16.60.”

ARTICLE II

ADDITIONAL AGREEMENTS, REPRESENTATIONS AND WARRANTIES

Section 2.1 Proxy Supplement. Promptly after the date of this Amendment, which in no event shall be later than the fifth (5th) Business Day after the date of this Amendment, Company shall (a) prepare (in consultation with the Parent and after taking into account any comments made by the Parent) and file with the SEC a supplement to the Proxy Statement (the “Proxy Supplement”) in accordance with Section 6.1 of the Merger Agreement and (b) cause the Proxy Supplement to be mailed to the holders of Company Common Stock as of the record date established for the Shareholders’ Meeting.

Section 2.2 Representations and Warranties of the Company.

(a) The execution, delivery and performance by the Company of this Amendment and the consummation by the Company of the other transactions contemplated hereby are within the Company’s corporate powers and, except for the Company Requisite Vote and the filing and recordation of the Articles of Merger in accordance with the WBCL, have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Amendment or to consummate the transactions contemplated hereby. This Amendment has been duly and validly executed and delivered by the Company and, assuming that this Amendment constitutes the legal, valid and binding obligation of the Parent and the Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) None of the Shareholders, as defined in the Shareholders Agreement, as amended, hold any Company Options for which the exercise price is equal to or less than $16.60 per share, or any Company Restricted Stock Awards or Company Restricted Stock Unit Awards.

Section 2.3 Representations and Warranties of Parent and Merger Sub.

(a) The execution, delivery and performance by the Parent and the Merger Sub of this Amendment and the other transactions contemplated hereby are within the Parent’s and Merger Sub’s corporate powers and, except for the filing and recordation of the Articles of Merger in accordance with the WBCL, have been duly and validly authorized by all necessary corporate action on the part of the Parent and the Merger Sub and no other corporate proceedings on the part of the Parent or the Merger Sub are necessary to authorize this Amendment or to consummate the transactions contemplated hereby. This Amendment has been duly and validly executed and delivered by the Parent and the Merger Sub and, assuming that this Amendment constitutes the legal, valid and binding obligation of the Company, constitutes the legal, valid and binding obligation of the Parent and the Merger Sub, enforceable against the Parent and the Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) Royal Bank of Canada has consented to this Amendment. The Debt Commitment Letters have not been amended, withdrawn or rescinded in any respect.

ARTICLE III

MISCELLANEOUS

Section 3.1 Definitions; References. Capitalized terms used and not otherwise defined in this Amendment have the definitions assigned to such terms in the Merger Agreement. For the avoidance of doubt, from and after the date of this Amendment, references in the Merger Agreement to the “Agreement” or any provision thereof shall be deemed to refer to the Merger Agreement or such provision as amended hereby unless the context otherwise requires, and references in the Merger Agreement to the “date hereof” or the “date of this Agreement” shall be deemed to refer to August 15, 2011, and each reference to the Shareholders Agreement shall, from and after the date hereof, refer to the Shareholders Agreement, as amended by the Amendments to the Shareholders Agreement.

Section 3.2 Full Force and Effect. Except as specifically provided by this Amendment, the Merger Agreement shall remain in full force and effect. The execution, delivery and performance of this Amendment shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the parties hereto under the Merger Agreement.

Section 3.3 Governing Law. This Amendment is governed by the same law and jurisdiction provisions as govern the Merger Agreement.

Section 3.4 Counterparts. This Amendment may be executed in two (2) or more counterparts and by exchange of original, facsimile and/or Portable Document Format (a/k/a “.PDF”) signature pages, all of which shall be considered one and the same agreement and shall become effective when counterparts of such signature pages have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart signature page.

Section 3.5 Severability. In the event that any provision of this Amendment, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Amendment will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Amendment with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 3.6 Headings. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

[Signature page follows.]

IN WITNESS WHEREOF, the Parent, the Merger Sub and the Company have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT

Raphael Holding Company

By:	/s/ Brian J. Ruder

Print Name:	Brian J. Ruder

Title:	President

MERGER SUB:

Raphael Acquisition Corp.

By:	/s/ Brian J. Ruder

Print Name:	Brian J. Ruder

Title:	President

COMPANY:

Renaissance Learning, Inc.

By:	/s/Glenn R. James

Print Name:	Glenn R. James

Title:	CEO

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

APPENDIX B

PERSONAL AND CONFIDENTIAL

September 27, 2011

Board of Directors

Renaissance Learning, Inc.

2911 Peach Street

Wisconsin Rapids, WI 54494

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Raphael Holding Company (“Raphael”), its affiliates and holders (the “Principal Shareholders”) of Subject Shares (as defined in the Agreement (as defined below))) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Renaissance Learning, Inc. (the “Company”) of the $16.60 per Share in cash to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of August 15, 2011, by and among Raphael, Raphael Acquisition Corp., a wholly owned subsidiary of Raphael (“Merger Sub”), and the Company, as amended by Amendment No. 1, dated as of September 27, 2011, by and among Raphael, Merger Sub and the Company (as amended by Amendment No. 1, the “Agreement”). The Agreement also provides that the Principal Shareholders will be paid $15.00 per Share in cash in the transaction contemplated by the Agreement (the “Transaction”), as to which we express no opinion.

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company, Raphael and any of their respective affiliates, including Permira Advisers LLC, an affiliate of Raphael (“Permira”), and any of its affiliates and portfolio companies, and of third parties, or any currency or commodity that may be involved in the Transaction for their own account and for the accounts of their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided, and are currently providing, certain investment banking services to Permira and its affiliates and portfolio companies for which our Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor to Cognis GmbH, a portfolio company of Permira, in connection with its sale in December 2010; joint lead manager with respect to a public offering of 210,000,000 shares of TDC A/S, a portfolio company of Permira, in December 2010; co-manager with respect to an initial public offering of 43,500,000 shares of Freescale Semiconductor Holdings I, Ltd., a portfolio company of Permira, in May 2011; co-manager and participant with respect to a term loan and revolving credit facility (aggregate principal amount of $1,125,000,000) provided to NDS Group Ltd., a portfolio company of Permira, in February 2011; and financial advisor to Vacaciones eDreams, S.L., a portfolio company of Permira, in connection with the acquisition of Opodo Limited in May 2011. We may also in the future provide investment banking services to the Company, Raphael and their respective affiliates, including Permira and its affiliates and portfolio companies, for

Board of Directors

Renaissance Learning, Inc.

September 27, 2011

Page Two

which our Investment Banking Division may receive compensation. Affiliates of Goldman, Sachs & Co. also may have co-invested with Permira and its affiliates from time to time and may have invested in limited partnership units of affiliates of Permira from time to time and may do so in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2010; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, and approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the education industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us; and we do not assume any responsibility for any such information. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the $16.60 per Share in cash to be paid to the holders (other than Raphael, its affiliates and the Principal Shareholders) of Shares pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, without limitation, allocation of the aggregate consideration to be paid pursuant to the Agreement among the holders of Shares, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $16.60 per Share in cash to be paid to the holders (other than Raphael, its affiliates and the Principal Shareholders) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Raphael or the ability of the Company or Raphael to pay their respective obligations when they come due. Our opinion is necessarily based on economic,

Board of Directors

Renaissance Learning, Inc.

September 27, 2011

Page Three

monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $16.60 per Share in cash to be paid to the holders (other than Raphael, its affiliates and the Principal Shareholders) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

APPENDIX C

AMENDMENT NO. 2 TO SHAREHOLDERS AGREEMENT

THIS AMENDMENT NO. 2 TO THE SHAREHOLDERS AGREEMENT (this “Amendment No. 2”) is made as of September 27, 2011, by and among Raphael Holding Company, a Delaware corporation (the “Parent”), Raphael Acquisition Corp., a Wisconsin corporation and an indirect, wholly owned subsidiary of the Parent (the “Merger Sub”), Renaissance Learning, Inc., a Wisconsin corporation (the “Company”) and the undersigned shareholders (each, a “Shareholder” and collectively the “Shareholders”).

RECITALS

WHEREAS, the Parent, the Merger Sub, the Company and the Shareholders are parties to that certain Shareholders Agreement, dated as of August 15, 2011 (the “Shareholders Agreement”), which was executed and delivered concurrently with the execution of the Agreement and Plan of Merger, dated as of August 15, 2011 (the “Merger Agreement”), by and among the Parent, the Merger Sub and the Company;

WHEREAS, the Parent, the Merger Sub, the Company and the Shareholders are parties to that certain Agreement, dated as of August 30, 2011, amending the Shareholders Agreement (“Amendment No. 1”);

WHEREAS, concurrently with the execution and delivery hereof, the Company, the Parent and the Merger Sub are entering into Amendment No. 1 to the Merger Agreement;

WHEREAS, pursuant to Amendment No. 1 to the Merger Agreement, and subject to the terms, conditions and exclusions set forth therein, at the Effective Time, each share of Company Common Stock, other than Excluded Shares and Subject Shares, shall be converted into the right to receive an amount in cash equal to $16.60, and each share of Company Common Stock that is a Subject Share, shall be converted into the right to receive an amount in cash equal to $15.00 per share; and

WHEREAS, pursuant to Section 10.02 of the Shareholders Agreement, the Shareholders Agreement may be amended in a writing signed by the parties thereto;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Amendment of the Shareholders Agreement.

(a)	As used in the Shareholders Agreement, the defined term “Merger Agreement” shall mean the Merger Agreement, as amended by Amendment No. 1 to the Merger Agreement.

(b)	Section 6.01 of the Shareholders Agreement is hereby amended by adding the following sentence at the end of Section 6.01:

“If the Closing occurs, the Company shall, and Parent shall cause the Company to, indemnify each Shareholder and each of the Trusts against, and hold each Shareholder and each of the Trusts harmless from, any and all Losses incurred or suffered by such Shareholder or Trust arising out of, related to or in connection with any claim in any way related to a decision by such Shareholder or Trust with respect to the amount of consideration to be received in exchange for the Subject Shares in connection with a transaction with Parent or one of its Affiliates or another Takeover Proposal (regardless of whether the claim was brought or the decision was made prior to the Closing), including if: (i) such Shareholder or Trust is asked to agree to enter into an agreement providing for such Shareholder or Trust to receive, as consideration for its Subject Shares, an amount less than that to be received by other shareholders of the Company, and (ii) such

Shareholder or Trust declines to accept such proposal (it being understood and agreed that the indemnification set forth in this sentence shall not apply to claims made by the owners of or beneficiaries of the Subject Shares against each other).”

2. Definitions; References. Capitalized terms used and not otherwise defined in this Amendment No. 2 have the definitions assigned to such terms in the Shareholders Agreement. From and after the date hereof, any reference in the Shareholders Agreement to “hereof”, “herein”, “hereunder”, “hereby” and “this Agreement” shall be deemed a reference to the Shareholders Agreement as amended by Amendment No. 1 and this Amendment No. 2; provided, however, that any reference to the date of the Shareholders Agreement, the use of the phrase “the date hereof” or “the date of this Agreement” shall in all cases be a reference to August 15, 2011 and not the date of this Amendment No. 2.

3. Full Force and Effect. Except as specifically provided by this Amendment No. 2, the Shareholders Agreement shall remain in full force and effect. The execution, delivery and performance of this Amendment No. 2 shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the parties hereto under the Shareholders Agreement.

4. Governing Law. This Amendment No. 2 is governed by the same law and jurisdiction provisions as govern the Shareholders Agreement.

5. Counterparts. This Amendment No. 2 may be executed in two (2) or more counterparts and by exchange of original, facsimile and/or Portable Document Format (a/k/a “.PDF”) signature pages, all of which shall be considered one and the same agreement and shall become effective when counterparts of such signature pages have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart signature page.

6. Severability. In the event that any provision of this Amendment No. 2, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Amendment No. 2 will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Amendment No. 2 with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

7. Headings. The headings contained in this Amendment No. 2 are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment No.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed as of the date first written above.

PARENT

Raphael Holding Company

By:	/s/ Brian J. Ruder

Print Name:	Brian J. Ruder

Title:	President

MERGER SUB:

Raphael Acquisition Corp.

By:	/s/ Brian J. Ruder

Print Name:	Brian J. Ruder

Title:	President

COMPANY:

Renaissance Learning, Inc.

By:	/s/Glenn R. James

Print Name:	Glenn R. James

Title:	CEO

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed as of the date first written above.

/s/Terrance D. Paul
Terrance D. Paul 1050 Walnut St #401 Boulder Colorado 80302-5143

/s/Judith A. Paul
Judith A. Paul 1050 Walnut St #401 Boulder Colorado 80302-5143

GLOBAL EQUITY HOLDING PARTNERSHIP

BY:	GLOBAL EQUITY HOLDING FUND I, L.P., General Partner

	By:	/s/Terrance D. Paul
Terrance D. Paul, General Partner

	By:	/s/Judith A. Paul
Judith A. Paul, General Partner

BY:	GLOBAL EQUITY HOLDING FUND II, L.P., General Partner

	By:	/s/Terrance D. Paul
Terrance D. Paul, General Partner

	By:	/s/Judith A. Paul
Judith A. Paul, General Partner

/s/Louis S, Harrison
Louis S. Harrison, Trustee of Terrance Paul 2009 GRAT Harrison & Held LLP 333 West Wacker Dr Suite 1700 Chicago IL 60606-1247

/s/Robert S. Held
Robert S. Held, Trustee of Judith Paul 2009 GRAT Harrison & Held LLP 333 West Wacker Dr Suite 1700 Chicago IL 60606-1247

/s/Alexander F. Paul
Alexander F. Paul, Trustee of Judith Paul 2008 GRAT 1050 Walnut St #401 Boulder Colorado 80302-5143

/s/Mia P. Moe
Mia P. Moe, Trustee of Terrance Paul 2008 GRAT 1050 Walnut St #401 Boulder Colorado 80302-5143

/s/Mia P. Moe
Mia P. Moe, Trustee of Alexander Paul Investment Trust 1050 Walnut St #401 Boulder Colorado 80302-5143

/s/Alexander F. Paul
Alexander F. Paul, Trustee of Mia Moe Investment Trust 1050 Walnut St #401 Boulder Colorado 80302-5143